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                        Consent of Independent Auditors
                        -------------------------------




The Board of Directors
Cray Computer Corporation:


We consent to incorporation by reference in the Registration Statement (No. 33-67906) on Form S-3 of Cray Computer Corporation of our report dated January 20, 1995, except for Notes 1 and 12, for which the date is March 24, 1995, relating to the balance sheets of Cray Computer Corporation as of December 31, 1994 and 1993 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994 and for the period from October 1983 (inception) through December 31, 1994.

Our report dated January 20, 1995, except for Notes 1 and 12, for which the date is March 24, 1995, contains an explanatory paragraph that states the Company's recurring losses, continued utilization of cash flows by operating activities, working capital deficit at December 31, 1994, and bankruptcy filing on March 24, 1995, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                            /s/ KPMG Peat Marwick LLP

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 24, 1995